Exhibit 10.1
EXECUTION VERSION
CREDIT AGREEMENT
Dated as of October 28, 2010
between
Harvest Natural Resources, Inc.
as the Borrower
and
MSD Energy Investments Private II, LLC,
as Lender

i

(continued)

(continued)

(continued)

SCHEDULES

5.03		Certain Authorizations
5.06		Litigation
5.08	(b)	Existing Liens
5.08	(d)	Existing Investments
5.09		Environmental Matters
5.13		Subsidiaries and Other Equity Investments; Loan Parties
6.12		Guarantors
7.02		Existing Indebtedness
7.09		Burdensome Agreements
9.02		Lender’s Office, Certain Addresses for Notices
EXHIBITS

Form of
A	Note
B	Guaranty

CREDIT AGREEMENT
     This CREDIT AGREEMENT (“Agreement”) is entered into as of October 28, 2010, between Harvest Natural Resources, Inc., a Delaware corporation (the “Borrower”), and MSD Energy Investments Private II, LLC, a Delaware limited liability company (the “Lender”).
PRELIMINARY STATEMENTS:
     The Borrower has requested that the Lender provide a term loan facility, and the Lender has indicated its willingness to lend on the terms and subject to the conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Affiliated Entity” means the Subsidiaries of the Borrower and any of their or the Borrower’s respective Controlled Affiliates.
     “Agreement” means this Credit Agreement.
     “Anti-Money Laundering Laws” has the meaning set forth in Section 5.21(c).
     “Applicable Rate” means (a) ten percent (10%) per annum from the Closing Date up to but not including the Bridge Date and (b) fifteen percent (15%) on and after the Bridge Date.
     “Asset Coverage Ratio” means the ratio of (a) Present Value of Proved Reserves of a Subsidiary to (b) Indebtedness of such Subsidiary (excluding, if applicable, Indebtedness under the Guaranty of such Subsidiary of the Obligations).
     “Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.
     “Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
     “Bank Assignee” has the meaning set forth in Section 3.02(a).
     “Blocked Person” has the meaning set forth in Section 5.21(c).
     “Borrower” has the meaning specified in the introductory paragraph hereto.
     “Borrower Materials” has the meaning set forth in Section 6.02.
     “Bridge Date” means July 28, 2011; provided that so long as no Default or Event of Default shall be continuing, such date will be extended to October 28, 2011 upon notice by the Borrower to the Lender not less than ten (10) Business Days prior to July 28, 2011 of Borrower’s intention to extend such date and the payment by the Borrower to the Lender of an extension fee in the amount of $3,000,000 on or before July 28, 2011.
     “Budong-Budong, Indonesia Project” means that certain project owned by Harvest Budong-Budong, B.V. that covers 883,635 acres in West Sulawesi, Indonesia under a Production Sharing Contract in which Harvest Budong-Budong, B.V. has a 54.4 percent interest. During the exploration phase, Harvest Budong-Budong, B.V. and its partner have agreed to acquire and process seismic data and drill two exploration wells.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York.
     “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
     “Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens:
     (a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
     (b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is the Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

     (c) commercial paper in an aggregate amount of no more than $20,000,000 issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and
     (d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
     “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
     “CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means an event or series of events by which:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Equity Investors becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the equity securities of Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or
     (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or
     (c) any Person or two or more Persons (other than the Equity Investors) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities; or
     (d) a “Fundamental Change” or any comparable term under, and as defined in, the Senior Convertible Notes shall have occurred.
     Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred upon the execution by the Borrower or any of its Subsidiaries of an agreement to enter into a Strategic Transaction; provided that no such Strategic Transaction shall be consummated and no Disposition shall occur pursuant to such agreement unless and until the Obligations have been paid in full in cash.
     For avoidance of doubt in determining whether a Change of Control has occurred, any rights (but excluding any exercise of such rights) of a pledgee in connection with a pledge by a pledgor of Equity Interests of the Borrower to secure an obligation shall not be deemed to be control over or beneficial ownership of those securities and shall not be deemed to confer any controlling influence over the management or policies of the Borrower.
     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 9.01.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means an interest rate equal to the interest rate otherwise applicable to the Loan plus 2% per annum.
     “Disclosed Litigation” has the meaning set forth in Section 5.06.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including, without limitation, any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing) or the taking (including, without limitation, by way of regulation or other commercially equivalent manner) or nationalization of any property of such Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Dollar” and “$” mean lawful money of the United States.
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the Release of any Hazardous Materials into the environment including those related to air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “Equity Investors” means any Affiliate of the Lender and the holders of the Warrants.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan (other than a Multiemployer Plan); (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or any Multiemployer Plan is a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
     “Event of Default” has the meaning specified in Section 8.01.
     “Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income, profits, or capital (however denominated), and franchise taxes imposed on it (in lieu of or in addition to net income, profits, or capital taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located or described in clause (a), (c) any withholding tax that (i) is imposed on amounts payable to the Lender (or any assignee of the Lender) at the time the Lender (or any assignee of the Lender) becomes a party to this Agreement (or designates a new Lending Office), or (ii) is imposed on amounts payable to the Lender (or any assignee of the Lender) as a result of the Lender (or any assignee of the Lender) failing to comply with Section 3.01(e), and (d) any U.S. federal taxes imposed pursuant to FATCA on any “withholdable payment” (as defined under FATCA) made to the Lender (or any assignee of the Lender).

     “Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments. Notwithstanding the foregoing, (i) no receipt, directly or indirectly, by the Borrower or any of its Subsidiaries of dividends from Petrodelta or of payments of invoices from Petrodelta shall be deemed to constitute an extraordinary receipt and (ii) no receipt, directly or indirectly, by the Borrower or any of its Subsidiaries of payments with respect to capital calls made pursuant to joint operating agreements shall be deemed to constitute an extraordinary receipt.
     “Facility” means financing to be provided by a third party financial institution providing for an oil and gas reserve-based loan to any Subsidiary (other than a CFC and Harvest Holding LLC) of the Borrower, in each case in the aggregate principal amount not to exceed $200,000,000.
     “FATCA” shall mean Sections 1471 through 1474 of the Code and any Treasury regulations promulgated thereunder or official interpretations thereof.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Gabon Project” means Harvest Dussafu B.V.’s 66.667 percent interest in the Dussafu PSC signed in May 28, 2007 with the Dussafu PSC partners and the Republic of Gabon, represented by the Ministry of Mines, Energy, Petroleum and Hydraulic Resources. The Dussafu PSC contract area is located offshore Gabon, adjacent to the border with the Republic of Congo. It contains 680,000 acres with water depths to 1,000 feet. The exploration phase includes work commitment for the acquisition and processing of 500 kilometers of 2-D seismic, geology and geophysical interpretation, engineering studies and the drilling of a conditional well.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Guarantors” means, collectively, the Subsidiaries of the Borrower listed on Schedule 6.12 and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.
     “Guaranty” means, the Guaranty made by the Guarantors in favor of the Lender, substantially in the form of Exhibit B, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.
     “Harvest (US) Holdings” means Harvest (US) Holdings, Inc., a Delaware corporation and wholly-owned Subsidiary of the Borrower.
     “Harvest Holding LLC” means Harvest Holding LLC, a Delaware limited liability company and wholly-owned Subsidiary of the Borrower.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

     (c) net obligations of such Person under any Swap Contract;
     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account was created);
     (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;
     (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
     (h) all Guarantees of such Person in respect of any of the foregoing.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning specified in Section 9.04(b).
     “Interest Payment Date” means the last Business Day of each month and the Maturity Date of the Loan.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “IP Rights” has the meaning specified in Section 5.17.

     “IRS” means the United States Internal Revenue Service.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “Lender” has the meaning specified in the introductory paragraph hereto and includes any assignee of the rights and obligations of the Lender hereunder or under any other Loan Documents.
     “Lending Office” means the office or offices of the Lender as it may from time to time notify the Borrower.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan” means an extension of credit by the Lender to the Borrower under Article II.
     “Loan Documents” means, collectively, (a) this Agreement, (b) the Note, (c) the Guaranty, (d) the Warrant Purchase Agreement, and (e) the Warrants.
     “Loan Parties” means, collectively, the Borrower and each Guarantor.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole (which, for the avoidance of doubt, shall not include the drilling of one or more dry holes, as such term is commonly used in the oil and gas industry, but shall include the drilling of a material number of dry holes that would have a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole); (b) a material impairment of the rights and remedies of the Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
     “Material Contract” means, with respect to any Person, each contract to which such Person is a party that is of a type that would be required to be disclosed by Harvest pursuant to Item 1.01 of a current report on Form 8-K under the rules and regulations of the SEC.

     “Maturity Date” means October 28, 2012; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
     “Merrill Lynch Letter” means that certain engagement letter, dated September 24, 2010, between the Borrower and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as in effect on the Closing Date.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
     “Net Cash Proceeds” means:
     (a) with respect to any Disposition by the Borrower or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by the Borrower or such Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and
     (b) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrower or such Subsidiary in connection therewith.
     “NewCo” has the meaning set forth in Section 7.02(i).
     “Note” means the promissory note made by the Borrower in favor of the Lender evidencing the Loan, substantially in the form of Exhibit A.
     “NPL” means the National Priorities List under CERCLA.

     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to the Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “OFAC” has the meaning set forth in Section 5.21(c).
     “OFAC Listed Person” has the meaning set forth in Section 5.21(c).
     “Oman Project” means Harvest Oman B.V.’s interest in the Exploration and Production Sharing Agreement (“EPSA”) with Oman for the Al Ghubar/Qarn Alam license, dated April 11, 2009, under which Harvest Oman B.V. has a 100 percent working interest in Block 64 EPSA during the exploration phase. Oman Oil Company has the option to back-in to up to a 20 percent interest in Block 64 EPSA after the discovery of gas. The work commitment is to drill two wells over a three year period.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Act” means the Pension Protection Act of 2006.
     “Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
     “Pension Plan” means any employee pension benefit plan within the meaning of Section 3(3) of ERISA (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Petrodelta” means Petrodelta, S.A., a Venezuelan corporation, 40% of the Equity Interests of which are owned by HNR Finance B.V., a Netherlands corporation, which is an 80% owned Subsidiary of the Borrower.
     “Petroleum Property” means any interest of a Subsidiary in oil and gas reserves and assets consisting primarily of gas gathering, processing and storage facilities and transmission pipelines.
     “Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan) other than a Multiemployer Plan, maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
     “Present Value of Proved Reserves” means, at any time, the net present value, discounted at 10% per annum, of the future after-tax net revenues expected to accrue to a Subsidiary’s interests in Proved Reserves expected to be produced from their Petroleum Properties during the remaining expected economic lives of such reserves. Each calculation of such expected future after-tax net revenues shall be made in accordance with the then existing standards of the Society of Petroleum Engineers, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation and marketing costs required for the production and sale of such reserves, (b) appropriate adjustments shall be made for hedging operations, provided that Swap Contracts with non-investment grade counterparties shall not be taken into account to the extent that such Swap Contracts improve the position of or otherwise benefit such Subsidiary, (c) the pricing assumptions used in determining net present value for any particular reserves shall be based upon the following price decks: (i) for natural gas, the quotation for deliveries of natural gas for each such year from the New York Mercantile Exchange for Henry Hub, provided that with respect to quotations for calendar years after the fifth calendar year, the quotation for the fifth calendar year shall be applied and (ii) for crude oil, the quotation for deliveries of West Texas Intermediate crude oil for each such calendar year from the New York Mercantile Exchange for Cushing, Oklahoma, provided that with respect to quotations for calendar years after the fifth calendar year, the quotation for the fifth calendar year shall be applied, and (d) the cash-flows derived from the pricing assumptions set forth in clause (c) above shall be further adjusted to account for the historical basis differentials for each month during the preceding 12-month period calculated by comparing realized crude oil and natural gas prices to Cushing, Oklahoma and Henry Hub NYMEX prices for each month during such period; provided that in calculating the Present Value of Proved Reserves, Proved Undeveloped Reserves shall not be taken into account to the extent that more than 40% of the Present Value of Proved Reserves is attributable to Proved Undeveloped Reserves. The Present Value of Proved Reserves will be determined and adjusted periodically as follows: (x) the calculation of Present Value of Proved Reserves will be determined from the most recent Reserve Report; (y) upon any sale by such Subsidiary of any Petroleum Property owned by such Subsidiary including but not limited to a sale of a lesser interest such as a royalty or a net profit interest to the extent the sale of such lesser interest is not considered to create a Lien (other than the sale of hydrocarbons after severance occurring in the ordinary course of such Subsidiary’s business), the calculation of Present Value of Proved Reserves shall be reduced, effective on the date of consummation of such sale, by an amount equal to the Present Value of Proved Reserves attributable to Proved Reserves included in such sale; and (z) immediately upon acquisition or development by such Subsidiary of any Petroleum Property owned directly by such Subsidiary and not reflected in the most recent Reserve Report, the calculation of Present Value of Proved Reserves shall be increased in an amount equal to the Present Value of Proved Reserves attributable to such Petroleum Property.
     “Project Financing Indebtedness” means Indebtedness incurred to finance oil and gas related projects by a special purpose Subsidiary of the Borrower to finance the acquisition, construction or development of a specific tangible property or asset (the “Specified Property”) and with respect to which the obligation to repay such obligation is recourse (a) only to the Specified Property, and not to the general credit of, or any other asset of, such Subsidiary or the Borrower or any of its other Subsidiaries and/or (b) only to contract revenues under a contract for the sale of products or services manufactured at and/or derived from the Specified Property by such Subsidiary and entered into in the ordinary course of business, and not to the general credit of, or any other asset of, such Subsidiary or the Borrower or any of its other Subsidiaries.
     “Proved Developed Non-Producing Reserves” has the meaning assigned to that term by the Society of Petroleum Engineers, as it may be amended from time to time, but generally shall mean the subcategory of “Proved Developed Reserves” (as defined by the Society of Petroleum Engineers) which will become “Proved Developed Producing Reserves” upon minor capital expenditures being made with respect to existing wells which will cause formerly non-producing completions or intervals to become open and producing to market.
     “Proved Developed Producing Reserves” has the meaning assigned to that term by the Society of Petroleum Engineers, as it may be amended from time to time, but generally shall mean the subcategory of “Proved Developed Reserves” (as defined by the Society of Petroleum Engineers) which are recoverable by natural reservoir energies (including pumping) from the completion intervals currently open and producing to market. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery will be included as “Proved Developed Producing Reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production response through existing completions producing to market that increased recovery will be achieved. Proved Developed Producing Reserves shall not include any Proved Developed Non-Producing Reserves.
     “Proved Reserves” means and includes Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves and Proved Undeveloped Reserves.
     “Proved Undeveloped Reserves” has the meaning assigned to that term by the Society of Petroleum Engineers, as it may be amended from time to time, but generally shall mean those reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Proved Undeveloped

Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved Undeveloped Reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for Proved Undeveloped Reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
     “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment of any Hazardous Materials (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     “Reserve Report” means the reserve report delivered to the Lender for the fiscal year ended December 31, 2009 and, subsequently, a report delivered by the Borrower pursuant to Section 6.01(c).
     “Responsible Officer” means the chief executive officer, president, chief financial officer or general counsel of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment; provided that, notwithstanding the foregoing, the term “Restricted Payment” shall not include any redemption, retirement, purchase or other acquisition of, any Warrants and/or any Senior Convertible Notes.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Second NewCo” has the meaning set forth in Section 7.03(c)(v).

     “Senior Convertible Notes” means the $32,000,000 8.25% Senor Convertible Notes due 2013 as evidenced by that certain Indenture dated as of February 17, 2010 between the Borrower and U.S. Bank National Association, as Trustee (the “Trustee”), as supplemented by that certain First Supplemental Indenture dated as of February 17, 2010 between the Borrower and the Trustee, in each case as in effect on the Closing Date.
     “Significant Subsidiary” means a “Significant Subsidiary” as defined in Regulation S-X of the Securities Act of 1933, as amended from time to time.
     “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Strategic Transaction” means a “Transaction” as such term is defined in the Merrill Lynch Letter.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. For the avoidance of doubt, none of Fusion LLC and its Subsidiaries, nor Petrodelta and its Subsidiaries, shall be deemed to be Subsidiaries of the Borrower or any of its Subsidiaries as of October 28, 2010 based on the organizational structure and respective ownership percentages of the Borrower and its Subsidiaries as of such date.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b)

any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).
     “Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments or similar fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Threshold Amount” means $3,000,000.
     “United States” and “U.S.” mean the United States of America.
     “U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States of America and that is not a CFC.
     “WAB-21 Project” means Harvest Offshore China Company’s interest in a petroleum contract signed in December of 1996 with China National Offshore Oil Corporation for the WAB-21 area. The WAB-21 petroleum contract covers 6.2 million acres in the South China Sea, with an option for an additional 1.25 million acres under certain circumstances, and lies within an area which is the subject of a border dispute between the People’s Republic of China and Socialist Republic of Vietnam. Vietnam has executed an agreement on a portion of the same offshore acreage with another company. The border dispute has lasted for many years, and there has been limited exploration and no development activity in the WAB-21 area due to the dispute.
     “Warrants” means those certain common stock warrants issued by the Borrower evidencing rights to purchase, in the aggregate, 6,000,000 shares of common stock of the Borrower issued pursuant to the terms of the Warrant Purchase Agreement.
     “Warrant Purchase Agreement” means that certain Warrant Purchase Agreement, dated as of the Closing Date, between the Borrower and the purchasers named therein, as amended from time to time.
     “West Bay Leases” means those certain leases between Harvest (US) Holdings and third parties with respect to oil and gas properties located along the Gulf Coast region of the United States.
     “West Bay Project” means Harvest (US) Holdings’s interest in the Area of Mutual Interest agreement signed in March 2008, with a private third party for an area in the upper Gulf Coast Region of the United States. Harvest (US) Holdings has a 50 percent interest in the project and as operator will lease acreage, process 3-D seismic data and drill wells on the prospects that have been identified.
     1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03. Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
     1.06. Currency Equivalents Generally. Any amount specified in this Agreement or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Lender at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.06, the “Spot Rate” for a currency means the rate determined by the Lender to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Lender may obtain such spot rate from another financial institution designated by the Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II.
THE LOAN
     2.01. The Loan. Subject to the terms and conditions set forth herein, the Lender agrees to make a single loan to the Borrower on the Closing Date in the amount of $60,000,000.
     2.02. Prepayments. (a) Optional. Subject to the last sentence of this Section 2.02(a), the Borrower may, upon notice to the Lender, at any time or from time to time voluntarily prepay the Loan in whole or in part without premium or penalty; provided that (A) such notice must be received by the Lender not later than 11:00 a.m. three Business Days prior to any date of prepayment of the Loan; and (B) any prepayment shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment shall be accompanied by all accrued interest on the amount prepaid. Notwithstanding anything to the contrary contained herein, if the Borrower prepays the Loan, in whole or in part, at any time before the Bridge Date, the Borrower shall pay a premium with respect to each such prepayment in the amount of 3.5% of the amount so prepaid.
     (b) Mandatory. (i) If the Borrower or any of its Subsidiaries Disposes of any property (other than any Disposition of any property permitted (x) by Sections 7.05(a), (b), (c), (d), (o), (p) or (q) and/or (y) by Sections 7.05(e), (f), (g), (h), (i), (j), (k), (l), (m), (n) or (r) only to the extent the fair market value of all Dispositions pursuant to these Sections in this clause (y) is less than $75,000,000 in the aggregate) which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of the Loan equal to 100% of such Net Cash Proceeds immediately upon receipt thereof by such Person.
     (ii) Upon the incurrence or issuance by the Borrower or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02), the Borrower shall prepay an aggregate principal amount of Loan equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Subsidiary.
     (iii) Upon any Extraordinary Receipt received by or paid to or for the account of the Borrower or any of its Subsidiaries, and not otherwise included in clause (i) or (ii) of this Section 2.02(b), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Subsidiary.
     If the Borrower prepays the Loan, in whole or in part under this Section 2.02(b) at any time before the Bridge Date, the Borrower shall pay a premium with respect to each such prepayment in the amount of 3.5% of the amount so prepaid.
     Nothing in this section 2.02(b) shall be deemed to require a mandatory prepayment of any amounts or property received by the Borrower upon the sale of any Equity Interest in the Borrower.

     2.03. Repayment of Loan. On the Maturity Date the Borrower shall repay to the Lender the aggregate principal amount of the Loan outstanding, together with interest accrued thereon and all other amounts due hereunder and under the other Loan Documents.
     2.04. Interest. (a) Subject to the provisions of Section 2.04(b), the Loan shall bear interest on the outstanding principal amount thereof at a rate equal to the Applicable Rate.
     (b) (i) If any amount of principal of the Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (ii) If any amount (other than principal of the Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iii) While any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on the Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.05. Computation of Interest and Fees. All computations of fees, if any, and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on the Loan for the day on which the Loan is made, and shall not accrue on the Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any portion of the Loan that is repaid on the same day on which it is made shall, subject to Section 2.07, bear interest for one day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     2.06. Evidence of Debt. The Loan made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Loan made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.
     2.07. Payments Generally. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the Lender’s office at 645 Fifth Avenue, 21st Floor, New York, New York 10022 (or such other address as the Lender may from time to time notify the Borrower) in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01. Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Loan Parties to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Loan Parties upon the basis of the information and documentation to be delivered pursuant to subsection (e) below. If the Loan Parties shall be required by applicable Law to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Loan Parties shall withhold or make such deductions as are determined by the Loan Parties to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Loan Parties shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Parties shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.
     (b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, to the extent such Other Taxes are imposed on the Loan Parties under applicable Law.
     (c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Lender, and shall make payment in respect thereof within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

     (ii) Without limiting the provisions of subsection (a) or (b) above, the Lender shall, and does hereby, indemnify the Borrower, and shall make payment in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower incurred by or asserted against the Borrower by any Governmental Authority as a result of the failure by the Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by the Lender to the Borrower pursuant to subsection (e). The agreements in this clause (ii) shall survive the repayment, satisfaction or discharge of all of the Obligations.
     (d) Evidence of Payments. As soon as reasonably practicable after the request by the Borrower or the Lender, as the case may be, after any payment of Taxes by the Borrower or the Lender to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Lender or the Lender shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Lender, as the case may be.
     (e) Status of Lender; Tax Documentation. (i) If the Lender is entitled to an exemption from or a reduction of withholding taxes with respect to payments hereunder or under any other Loan Document, then the Lender shall deliver to the Borrower, on or prior to the date that the Lender becomes a party to this Agreement (and from time to time thereafter at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower), such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit such payments made to be made without withholding or at a reduced rate of withholding. Additionally, the Lender shall deliver to the Borrower, on or prior to the date that the Lender becomes a party to this Agreement (and from time to time thereafter at the time or times prescribed by applicable Law or when reasonably requested by the Borrower), such properly completed and executed documentation prescribed by applicable Law or by the taxing authorities of any jurisdiction and such other reasonably requested information as will enable the Borrower (A) to determine whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) to determine, if applicable, the required rate of withholding or deduction, and (C) otherwise to establish the Lender’s status for withholding tax purposes in the applicable jurisdiction.
     (ii) Without limiting the generality of subsection (i), if the Borrower is resident for tax purposes in the United States and the Lender is resident for tax purposes in the United States, the Lender shall deliver to the Borrower, on or prior to the date that the Lender becomes a party to this Agreement (and from time to time thereafter at the time or times prescribed by applicable Law or when reasonably requested by the Borrower), properly completed and executed originals of IRS Form W-9 (or successor form) or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower as will certify that the Lender is not subject to United States Federal backup withholding tax and as will enable the Borrower to determine whether or not the Lender is subject to information reporting requirements.

     (iii) Without limiting the generality of subsection (i), if the Borrower is resident for tax purposes in the United States, the Lender is not resident for tax purposes in the United States and the Lender is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document, the Lender shall deliver to the Borrower on or prior to the date on which the Lender becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower, but only if the Lender is legally entitled to do so), whichever of the following is applicable: (A) properly completed and executed originals of IRS W-8BEN (or successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party; (B) properly completed and executed originals of IRS Form W-8ECI (or successor form); (C) in the case of the Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (1) a certificate in a form approved by the Borrower to the effect that (i) the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) the Lender is not a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iii) the Lender is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (iv) no payments made hereunder or under any other Loan Document are effectively connected with the Lender’s conduct of a United States trade or business and (2) properly completed and executed originals of IRS Form W-8BEN or (or successor form); or (D) any other form prescribed by applicable Law as a basis for claiming exemption from or reduction in United States Federal withholding tax, properly completed and executed, together with such other documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made.
     (iv) Without limiting the generality of subsection (i), if the Lender would be subject to United States Federal withholding taxes imposed by FATCA on payments made hereunder or under any other Loan Document and the Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall provide such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from any such payments.
     (v) The Lender shall promptly (A) notify the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction in withholding taxes with respect to payments made hereunder or under any other Loan Document, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of the Lender, and as may be reasonably necessary (including the designation of new Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower make any withholding or deduction for taxes from amounts payable to the Lender.

     (f) Treatment of Certain Refunds. If the Lender, in its sole discretion, determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     3.02. Increased Costs. (a) Increased Costs Generally. If the Lender assigns, in accordance with Section 9.07, all or any part of the Loan to a commercial bank or any other entity that is subject to regulation by federal or state banking authorities (a “Bank Assignee”), and if any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Bank Assignee;
     (ii) subject such Bank Assignee to any tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to such Bank Assignee in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by or with respect to such Bank Assignee); or
     (iii) impose on such Bank Assignee any other condition, cost or expense affecting this Agreement;
and the result of any of the foregoing shall be to reduce the amount of any sum received or receivable by such Bank Assignee hereunder (whether of principal, interest or any other amount) then, upon request of such Bank Assignee, the Borrower will pay to such Bank Assignee such additional amount or amounts as will compensate such Bank Assignee for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If a Bank Assignee determines that any Change in Law affecting such Bank Assignee or such Bank Assignee’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Bank Assignee’s capital or on the capital of such Bank Assignee’s holding company, if any, as a consequence of this Agreement or the portion of the Loan assigned to such Bank Assignee, to a level below that which such Bank Assignee or such Bank Assignee’s holding company could have achieved but for such Change in Law (taking into consideration such Bank Assignee’s policies and the policies of such Bank Assignee’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Bank Assignee, such additional amount or amounts as will compensate such Bank Assignee or such Bank Assignee’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Bank Assignee setting forth the amount or amounts necessary to compensate such Bank Assignee or its holding company, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Bank Assignee the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of a Bank Assignee to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Bank Assignee’s right to demand such compensation, provided that the Borrower shall not be required to compensate such Bank Assignee pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Bank Assignee notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Bank Assignee’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     3.03. Survival. All of the Borrower’s obligations under this Article III shall survive repayment of all other Obligations hereunder.
ARTICLE IV.
CONDITIONS PRECEDENT TO THE LOAN
     4.01. Conditions of the Loan. The obligation of the Lender to make the Loan hereunder is subject to satisfaction of the following conditions precedent:
     (a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of the Loan.
     (b) No Default shall exist, or would result from the Loan or from the application of the proceeds thereof.
     (c) The Lender’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lender:
     (i) executed counterparts of this Agreement, the Guaranty and the Warrant Purchase Agreement, sufficient in number for distribution to the Lender and the Borrower;

     (ii) a Note executed by the Borrower in favor of the Lender;
     (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;
     (iv) such documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
     (v) a favorable opinion of Fulbright & Jaworski L.L.P., counsel to the Loan Parties, addressed to the Lender and in form and substance satisfactory to the Lender;
     (vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
     (vii) a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.01(a) and (b) have been satisfied; and
     (viii) such other assurances, certificates, documents or consents as the Lender reasonably may require.
     (d) The Borrower shall have executed and issued Warrants to the Lender.
     (e) All fees required to be paid by the Borrower to the Lender on or before the Closing Date shall have been paid.
     (f) Unless waived by the Lender, the Borrower shall have paid all fees, charges and disbursements of counsel to the Lender (directly to such counsel if requested by the Lender) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lender).
     (g) The Lender shall have received the results of a recent lien search with respect to each of the Loan Parties on terms and conditions satisfactory to the Lender.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Lender that:
     5.01. Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.
     5.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required to be obtained by the Borrower or any Subsidiary in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or (b) the exercise by the Lender of its rights under the Loan Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 5.03, all of which have been duly obtained, taken, given or made and are in full force and effect.
     5.04. Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to the effects of any Debtor Relief Laws.
     5.05. Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof and required by GAAP to be reflected thereon, including liabilities for taxes, material commitments and Indebtedness.
     (b) The unaudited consolidated balance sheets of the Borrower and its Subsidiaries dated June 30, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
     (c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
     5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or (b) except as specifically disclosed in Schedule 5.06 (the “Disclosed Litigation”), either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
     5.07. No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
     5.08. Ownership of Property; Liens; Investments.
     (a) Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (b) Schedule 5.08(b) sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b), and as otherwise permitted by Section 7.01.

     (c) Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.
     (d) Schedule 5.08(d) sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.
     5.09. Environmental Compliance.
     (a) The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws on the Loan Parties’ and their respective Subsidiaries’ business, operations and properties and claims asserted against the Loan Parties and their respective Subsidiaries alleging potential liability or responsibility for violation of any Environmental Law, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and such claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (b) Except as otherwise set forth in Schedule 5.09, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or, to the knowledge of the Loan Parties, is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks other than in material compliance with applicable Environmental Laws or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; other than in material compliance with applicable Environmental Laws, there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been Released, discharged or disposed of by any Loan Party or any of its Subsidiaries or, to the knowledge of the Loan Parties, any other Person on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.
     (c) Except as otherwise set forth on Schedule 5.09, or as could not reasonably be expected to have a Material Adverse Effect, neither any Loan Party nor any of its Subsidiaries is undertaking, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and to the knowledge of the Loan Parties, all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

     5.10. Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.
     5.11. Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise not yet delinquent, except (i) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (ii) where failure to do so has not and could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received any written notice from a Governmental Authority proposing a tax assessment against the Borrower or any of its Subsidiaries that would, if actually imposed, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement; provided, that the allocation of taxes in connection with a business combination agreement does not constitute a tax sharing agreement.
     5.12. ERISA Compliance.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or has an applicable remedial amendment period that will not have ended before the Closing Date. To the knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
     (b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan which is not a Multiemployer Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
     (d) Neither the Borrower or any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan.
     5.13. Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens. No Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. Set forth on Part (d) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(c)(iv) is a true and correct copy of each such document, each of which is valid and in full force and effect.
     5.14. Margin Regulations; Investment Company Act. (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
     (b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     5.15. Disclosure. The Borrower has disclosed to the Lender (or such information is publicly available in documents filed with the SEC) all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     5.16. Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     5.17. Intellectual Property; Licenses, Etc. Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     5.18. Solvency. Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.
     5.19. Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries have been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     5.20. Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries as of the Closing Date and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.
     5.21. Foreign Assets Control Regulations, Etc.
     (a) Neither the Borrower nor any Affiliated Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or (ii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) the government of a country subject to comprehensive U.S. economic sanctions administered by OFAC, currently Iran, Sudan, Cuba, Burma, Syria and North Korea (each OFAC Listed Person and each other entity described in clause (ii), a “Blocked Person”).

     (b) No part of the proceeds from the Loan hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used, directly by the Borrower or indirectly through any Affiliated Entity, in connection with any investment in, or any transactions or dealings with, any Blocked Person.
     (c) To the Borrower’s actual knowledge, neither the Borrower nor any Affiliated Entity (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Borrower has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law), to ensure that the Borrower and each Affiliated Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.
     (d) No part of the proceeds from the Loan hereunder will be used, directly or indirectly, for any improper payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage. The Borrower has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law), to ensure that the Borrower and each Affiliated Entity is and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations.
ARTICLE VI.
AFFIRMATIVE COVENANTS
     So long as the Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:
     6.01. Financial Statements. Deliver to the Lender, in form and detail satisfactory to the Lender:
     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2010), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries;
     (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended September 30, 2010), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
     (c) by April 10th of each year, a report in form and substance reasonably satisfactory to the Lender prepared by or under the supervision of a petroleum engineer who may be an employee of the Borrower or its Subsidiaries, which shall evaluate all net Proved Reserves owned by Subsidiaries which have Indebtedness outstanding under Sections 7.02(i) or (j), such report to be as of the preceding December 31st and which shall set forth the information necessary to determine the Present Value of Proved Reserves as of such date, together with a review report thereon in form and substance reasonably satisfactory to the Lender by independent petroleum engineers of nationally recognized standing reasonably acceptable to the Lender.
     The filing by the Borrower on the SEC’s EDGAR system, within the time period set forth in Section 6.01(a) above, of the Borrower’s annual reports on Form 10-K, with certifications required by SEC rules, shall be deemed to satisfy the delivery and certification requirements of Section 6.01(a). The filing by the Borrower on the SEC’s EDGAR system, within the time period set forth in Section 6.01(b) above, of the Borrower’s quarterly reports on Form 10-Q, with certifications required by SEC rules, shall be deemed to satisfy the delivery and certification requirements of Section 6.01(b).
     6.02. Certificates; Other Information. Deliver to the Lender, in form and detail reasonably satisfactory to the Lender:
     (a) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to Section 6.01 or any other clause of this Section 6.02;
     (b) as soon as available, but in any event within 30 days after the end of each fiscal year of the Borrower, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Lender may reasonably specify;

     (c) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; provided however, that no Loan Party or any Subsidiary thereof shall be required to provide copies of any notice or other correspondence received from the SEC regarding routine reviews by the SEC of periodic filings;
     (d) not later than five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Lender, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Lender may reasonably request (excluding information sent in the ordinary course of administration under any such facility);
     (e) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any related property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;
     (f) as soon as available, but in any event within 30 days after the end of each fiscal year of the Borrower, a report supplementing Schedule 5.13 containing a description of all changes in the information included in such Schedule as may be necessary for such Schedule to be accurate and complete, such report to be signed by a Responsible Officer of the Borrower and to be in a form reasonably satisfactory to the Lender; and
     (g) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.
     The Borrower hereby acknowledges that the Lender may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all materials and/or information provided by the Borrower hereunder (collectively, “Borrower Materials”) that are made available to the Lender shall, to the extent applicable, be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Lender to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available to any personnel of the Lender and (z) Borrower Materials that are not marked “PUBLIC” may be made available to personnel who wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities.
     The Borrower acknowledges and agrees that the Lender may notify the Borrower at any time and from time to time directing the Borrower (a) to terminate providing any Borrower Materials to the Lender that contain any material non-public information with respect to the Borrower or its securities and/or (b) to notify the Lender prior to making available to the Lender any Borrower Materials containing any material non-public information with respect to the Borrower or its securities.
     6.03. Notices. Promptly notify the Lender:
     (a) of the occurrence of any Default;
     (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;
     (c) of the occurrence of any ERISA Event;
     (d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof; and
     (e) of the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.02(b)(i), (ii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.02(b)(ii), and (iii) receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.0(b)(iii).
     Each notice pursuant to Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
     6.04. Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (ii) the failure to do so would not have a Material Adverse Effect; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
     6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
     6.06. Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties, leases and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.
     6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Lender of termination, lapse or cancellation of such insurance.
     6.08. Compliance with Laws. Comply in all material respects with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
     6.09. Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.
     6.10. Inspection Rights. Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.
     6.11. Use of Proceeds. Use the proceeds of Loan for working capital purposes and general corporate purposes not in contravention of any Law or of any Loan Document.
     6.12. Covenant to Guarantee Obligations. Upon the formation or acquisition of any new direct or indirect Subsidiary (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC) by any Loan Party, then the Borrower shall, at the Borrower’s expense:
     (a) within 10 days after such formation or acquisition, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Lender a guaranty or guaranty supplement, in form and substance satisfactory to the Lender, guaranteeing the other Loan Parties’ obligations under the Loan Documents, and
     (b) within 30 days after such formation or acquisition, deliver to the Lender, upon the request of the Lender in its sole discretion, a signed copy of a favorable opinion, addressed to the Lender, of counsel for the Loan Parties acceptable to the Lender as to the matters contained in clause (a), and as to such other matters as the Lender may reasonably request.
     6.13. Compliance with Environmental Laws. Comply, and, except with respect to oil and gas properties that are not operated by the Borrower or any of its Subsidiaries, cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action required to remove and clean up all Hazardous Materials from any of its properties, as required under, and in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
     6.14. Further Assurances. Promptly upon request by the Lender, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents, and cause each of its Subsidiaries to do so.
     6.15. Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Lender of any default by any party with respect to such leases and cooperate with the Lender in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect. Notwithstanding the foregoing, with respect to leases of oil and gas properties, the Borrower and its Subsidiaries may, in the ordinary course of business and in their sole discretion, allow any such leases to lapse, terminate, be forfeited or cancelled, provided that any such lapses, terminations, forfeitures or cancellations, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect, and the Borrower and its Subsidiaries shall not be required to notify the Lender of any such lapses, terminations, forfeitures or cancellations.
     6.16. Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect and enforce in all material respects each such Material Contract in accordance with its terms.
ARTICLE VII.
NEGATIVE COVENANTS
     So long as the Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:
     7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:
     (a) Liens pursuant to any Loan Document;
     (b) Liens existing on the date hereof and listed on Schedule 5.08(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(e), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(e);
     (c) Liens for taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
     (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

     (f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);
     (i) Liens securing Indebtedness permitted under Section 7.02(g); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
     (j) Liens on the assets (excluding any Equity Interests owned by Harvest (US) Holdings) and the Equity Interests in Harvest (US) Holdings securing Indebtedness of Harvest (US) Holdings permitted under Section 7.02(i);
     (k) Liens on the Equity Interests in a Subsidiary (other than Harvest (US) Holdings and Harvest Holding LLC) which is not a CFC and the assets of such Subsidiary (excluding any Equity Interests owned by such Subsidiary) securing Indebtedness of such Subsidiary permitted under Section 7.02(j); and
     (l) Liens on the Specified Property (as defined in the definition of Project Financing Indebtedness) of the special purpose Subsidiary incurring the applicable Project Financing Indebtedness and/or Liens on the contract revenues under a contract for the sale of products or services manufactured at and/or derived from the Specified Property by such special purpose Subsidiary entered into in the ordinary course of business to secure Project Financing Indebtedness of such special purpose Subsidiary.
     7.02. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business (and not for speculative purposes) to hedge or mitigate risks to which the Borrower or any Subsidiary (other than Harvest Holding LLC) is exposed in the conduct of its business or the management of its liabilities and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; provided that the aggregate Swap Termination Value thereof shall not exceed $15,000,000 at any time outstanding;
     (b) Indebtedness of a Subsidiary of the Borrower (other than Harvest Holding LLC) owing to a wholly-owned Subsidiary of the Borrower (which is not a Loan Party or Harvest Holding LLC), which Indebtedness shall be permitted under the provisions of Section 7.03;

     (c) Indebtedness of a Subsidiary of the Borrower (other than Harvest Holding LLC) owing to the Borrower or another Loan Party, which Indebtedness shall (i) be subordinated to the Obligations on terms and conditions satisfactory to the Lender and (ii) be otherwise permitted under the provisions of Section 7.03;
     (d) Indebtedness under the Loan Documents;
     (e) Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and provided, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lender than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;
     (f) Guarantees of the Borrower or any Guarantor in respect of Indebtedness of the Borrower or any other Guarantor otherwise permitted under clauses (a), (b), (c), (d) or (g) of this Section 7.02;
     (g) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that (x) the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $10,000,000 and (y) Harvest Holding LLC shall not be permitted to create, incur, assume or suffer to exist any of such Indebtedness;
     (h) Indebtedness of the Borrower under the Senior Convertible Notes;
     (i) Indebtedness of Harvest (US) Holdings under a Facility and Indebtedness in the form of a Guarantee by Borrower of the obligations of Harvest (US) Holdings under such Facility so long as (x) the Guarantee by Borrower is subordinated to the Obligations on terms and conditions reasonably satisfactory to the Lender and (y) prior to incurring such Indebtedness Harvest (US) Holdings shall have transferred the Equity Interests of all of its Subsidiaries to a newly formed Subsidiary (“NewCo”) of the Borrower (which Subsidiary is not a CFC) and the requirements of Section 6.12 shall have been satisfied; provided that such Indebtedness under such Facility shall only be Indebtedness permitted under this clause (i) (1) if within six months after initially incurring such Indebtedness Harvest (US) Holdings shall have assigned the West Bay Leases to NewCo and (2) on any date if the Asset Coverage Ratio on such date is not less than 1.5 to 1.0;

     (j) Indebtedness of a Subsidiary (other than Harvest (US) Holdings or Harvest Holding LLC) which is not a CFC under a Facility; provided that such Indebtedness under such Facility shall only be Indebtedness permitted under this clause (j) on any date if the Asset Coverage Ratio of such Subsidiary on such date is not less than 1.5 to 1.0;
     (k) Unsecured Indebtedness of Subsidiaries (other than Harvest Holding LLC) which is subordinated to the Obligations on terms and conditions satisfactory to the Lender in an aggregate principal amount outstanding not to exceed $20,000,000 at any time;
     (l) Unsecured Indebtedness of the Borrower incurred in connection with a Strategic Transaction, the proceeds of which shall be placed in escrow arrangements reasonably satisfactory to the Lender and the Borrower;
     (m) Unsecured Indebtedness of the Borrower incurred under clause (g) of the definition of Indebtedness in the form of an agreement to distribute certain Equity Interests of Second NewCo to the holders of the Equity Interests in the Borrower in connection with a Strategic Transaction, so long as such agreement at all times provides for the repayment at the closing of such Strategic Transaction of the Obligations in full in cash; provided that no such Strategic Transaction shall be consummated unless and until the Obligations have been paid in full in cash; and
     (n) Project Financing Indebtedness of any Subsidiary (other than Harvest Holding LLC) of the Borrower;
     provided that, notwithstanding anything contained in this Section 7.02, the Borrower shall not permit any Subsidiary to have outstanding any obligation (by Guarantee or otherwise) in favor of any holder of the Senior Convertible Note unless the Lender has a Guarantee of the Loan from such Subsidiary which is fully enforceable and pari passu with the claims of holder against such Subsidiary under the Senior Convertible Note.
     7.03. Investments. Make or hold any Investments, except:
     (a) Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents in an aggregate principal amount for all such Investments not to exceed $200,000,000 at any time outstanding;
     (b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $750,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
     (c) (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries (other than Harvest Holding LLC) that are not Loan Parties, (iv) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in wholly-owned Subsidiaries (other than Harvest Holding LLC) that are not Loan Parties; provided that, the aggregate amount of Investments made pursuant to this clause (iv) shall not exceed $700,000,000 in the aggregate and

(v) so long as no Default has occurred and is continuing or would result from such Investment, an Investment by a Loan Party in a newly formed wholly-owned Subsidiary which is not a Loan Party (“Second NewCo”) in connection with a Strategic Transaction, the proceeds of which Investment shall be placed in escrow arrangements reasonably satisfactory to the Lender and the Borrower;
     (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (e) Guarantees permitted by Section 7.02;
     (f) Investments existing on the date hereof (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 5.08(d);
     (g) the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property of, any Person that, upon the consummation thereof, will be wholly-owned directly by the Borrower or one or more of its wholly-owned Subsidiaries (other than Harvest Holding LLC) (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(g):
     (i) any such newly-created or acquired Subsidiary shall comply with any applicable requirements of Section 6.12;
     (ii) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course;
     (iii) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);
     (iv) the total cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash and noncash consideration paid by or on behalf of the Borrower and its Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Subsidiaries pursuant to this Section 7.03(g) shall not exceed $200,000,000 in the aggregate; and

     (v) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing;
     (h) Investments by the Borrower and its Subsidiaries (other than Harvest Holding LLC) not otherwise permitted under this Section 7.03; provided that, the aggregate amount of Investments made pursuant to this clause (h) shall not exceed $100,000,000 in the aggregate; further provided that, with respect to each Investment made pursuant to this Section 7.03(h):
     (i) such Investment shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or persons performing similar functions) of the Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);
     (ii) such Investment shall be in property that is part of, or in lines of business that are, substantially the same lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course;
     (iii) any determination of the amount of such Investment shall include all cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries in connection with such Investment; and
     (iv) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing; and
     (i) other Investments (other than in Harvest Holding LLC) not exceeding $5,000,000 in the aggregate.
     7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
     (a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries (other than Harvest Holding LLC), provided that when any Loan Party is merging with another Subsidiary, such Loan Party shall be the continuing or surviving Person;
     (b) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party (other than a Subsidiary which is obligated in respect of a Facility); and

     (c) any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary (other than Harvest Holding LLC) that is not a Loan Party or (ii) to a Loan Party.
     7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
     (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
     (b) Dispositions or sales of hydrocarbons in the ordinary course of business;
     (c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;
     (d) Dispositions of property by the Borrower or any Subsidiary to the Borrower or to a wholly-owned Subsidiary (excluding (x) a Subsidiary which is obligated in respect of a Facility and (y) Harvest Holding LLC); provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;
     (e) Dispositions of assets related to the Monument Butte Extension area in Utah for cash and possible payment of past costs;
     (f) Farmouts of a percentage of Subsidiaries’ working interest in the Gabon Project for cash and possible payment of past costs;
     (g) Farmouts of a percentage of Subsidiaries’ working interest for cash and possible payment of past costs in the Oman Project;
     (h) Farmouts of a percentage of Subsidiaries’ working interest, payment of past costs or receipt of a carried interest in future exploration and development costs in the West Bay Project;
     (i) Farmouts of a percentage of the Subsidiaries’ working interest, payment of past costs or receipt of a carried interest in future exploration and development costs in the Budong Budong, Indonesia Project;
     (j) Disposition of all or part of the Borrower’s or its Subsidiaries’ Equity Interest in Fusion LLC;
     (k) Disposition of all or part of Subsidiaries’ interest in the WAB-21 Block Project;
     (l) Execution of an agreement to enter into a Strategic Transaction, so long as such agreement at all times provides for the repayment at the closing of such Strategic Transaction of the Obligations in full in cash; provided that no such Strategic Transaction shall be consummated and no Disposition shall occur pursuant to such agreement unless and until the Obligations have been paid in full in cash;
     (m) Entering into of any West Bay Leases;
     (n) Entering into any assignments of leasehold interests to form AMIs (Areas of Mutual Interest) with third parties in the ordinary course of business and on customary terms and conditions;
     (o) Dispositions permitted by Section 7.04;
     (p) Subject to Section 7.14, Dispositions by the Borrower and its Subsidiaries of property pursuant to sale-leaseback transactions, provided that the book value of all property so Disposed of shall not exceed $5,000,000 in any fiscal year;
     (q) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (q) in any fiscal year shall not exceed $5,000,000 and (iii) the purchase price for such asset shall be paid to the Borrower or such Subsidiary solely in cash;
     (r) Dispositions of oil and gas properties in the ordinary course of business not exceeding $20,000,000 in the aggregate and not otherwise permitted under this Section 7.05;
     (s) A Disposition in the form of the execution of an agreement to make a Restricted Payment as permitted by Section 7.02(m), so long as such agreement at all times provides for the repayment at the closing of such Strategic Transaction of the Obligations in full in cash; provided that no such Disposition and Strategic Transaction shall be consummated unless and until the Obligations have been paid in full in cash; and
     (t) A Disposition in the form of cash as permitted by Section 7.03(c)(v).
provided, however, that any Disposition pursuant to Section 7.05(a) through Section 7.05(s) shall be for fair market value.
     7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
     (a) each Subsidiary may make Restricted Payments to (i) the Borrower, (ii) any Subsidiaries of the Borrower that are Guarantors and (iii) any other Person that owns a direct Equity Interest in such Subsidiary (to the extent such Subsidiary is making a contemporaneous Restricted Payment to the Borrower or Guarantor which also holds an Equity Interest in such Subsidiary), in each case ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

     (b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
     (c) capital contributions permitted by Sections 7.03(c)(ii)and (v) and Section 7.05(d); and
     (d) the execution of an agreement to make a Restricted Payment as permitted by Section 7.02(m), so long as such agreement at all times provides for the repayment at the closing of such Strategic Transaction of the Obligations in full in cash; provided that no such Restricted Payment shall be made and no such Strategic Transaction shall be consummated unless and until the Obligations have been paid in full in cash.
     7.07. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.
     7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided, however, that nothing herein shall prohibit (a) intercompany loans to fund expenditures of a Subsidiary in the ordinary course of business and permitted under Sections 7.02 and 7.03 or (b) the transfer of the Equity Interests of Harvest (US) Holdings’s Subsidiaries to NewCo or the assignment of the West Bay Leases by Harvest (US) Holdings to NewCo permitted by Section 7.02(i).
     7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect (A) on the date hereof and set forth on Schedule 7.09 or (B) at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(g) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
     7.10. Use of Proceeds. Use the proceeds of the Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

     7.11. Amendments of Organization Documents. Amend any of its Organization Documents in any way that would have an adverse effect on the ability of the Loan Parties to repay the Loan.
     7.12. Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.
     7.13. Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (a) the prepayment of the Loan in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments or redemptions of Indebtedness set forth in Schedule 7.02 and (c) conversions into common stock of the Borrower under the Senior Convertible Notes or mandatory repurchases of any Senior Convertible Notes, in each case in accordance with the terms thereof.
     7.14. Terrorism Sanctions Regulations. The Borrower will not and will not permit any Affiliated Entity to (a) become an OFAC Listed Person or (b) have any investments in, or engage in any dealings or transactions with, any Blocked Person.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
     8.01. Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of the Loan, or (ii) pay within three days after the same becomes due, any interest on the Loan, or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. (i) the Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11, 6.12, or Article VII, or (ii) any of the Guarantors fails to perform or observe any term, covenant or agreement contained in the Guaranty; or
     (c) Other Defaults. Any Loan Party fails to perform or observe in any material respect any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be materially incorrect or misleading when made; or
     (e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or
     (f) Insolvency Proceedings, Etc. Any Loan Party or any Significant Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Significant Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
     (h) Judgments. There is entered against any Loan Party or any Significant Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
     (j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect to the same extent as on the Closing Date; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
     (k) Change of Control. There occurs any Change of Control.
     8.02. Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:
     (a) declare the unpaid principal amount of the outstanding Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
     (b) exercise all rights and remedies available to it under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the unpaid principal amount of the outstanding Loan and all interest and other amounts as aforesaid shall automatically become due and payable.
     8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loan has automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Lender in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Lender and amounts payable under Article III) payable to the Lender;
     Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loan and other Obligations arising under the Loan Documents;
     Third, to payment of that portion of the Obligations constituting unpaid principal of the Loan; and

     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
ARTICLE IX.
MISCELLANENOUS
     9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     9.02. Notices; Effectiveness.
     (a) Notices Generally. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the address or telecopier number specified for the Borrower or the Lender, as applicable, on Schedule 9.02.
     Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).
     (b) Change of Address, Etc. Each of the Borrower and the Lender may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
     9.03. No Waiver; Cumulative Remedies; Enforcement. No failure by the Lender, to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     9.04. Expenses; Indemnity; Damage Waiver. (a) Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or any assignment, syndication, or grant of participation of the Lender’s rights and obligations hereunder (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Lender (including the reasonable fees, charges and disbursements of any counsel for the Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, litigation, restructuring or negotiations in respect of the Loan.
     (b) Indemnification by the Borrower. The Borrower shall indemnify the Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

     (d) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (e) Survival. The agreements in this Section shall survive the replacement of the Lender and the repayment, satisfaction or discharge of all the other Obligations.
     9.05. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
     9.06. Tax Matters. The Borrower and the Lender agree and acknowledge that the Warrants and the Note are being issued together as an “investment unit” within the meaning of Section 1273(c)(2) of the Code. For the purposes of allocating the issue price to the Warrants and the Note as required by Section 1273(c)(2) of the Code and the Treasury regulations promulgated thereunder, the Borrower and the Lender agree that the fair market value of the Warrants on the date of issue is as set forth in the Warrant Purchase Agreement (the “Warrant Fair Market Value”), and the fair market value of the Note on the date of issue is the result of $60,000,000 minus the Warrant Fair Market Value. Except as otherwise required by applicable Law, the Borrower and the Lender agree that they will use such allocation to prepare and file all tax returns and other reports consistent with such allocation. The Borrower and the Lender acknowledge that this Section 9.06 is intended to establish the allocation of the issue price of the “investment unit” in accordance with Treasury regulations section 1.1273-2(h)(1) and Section 1273(c)(2) of the Code, which allocation is binding on the Borrower and the Lender pursuant to Treasury regulations section 1.1273-2(h)(2).
     9.07. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any other attempted assignment or transfer by the Borrower shall be null and void). Prior to the occurrence of an Event of Default, the Lender may assign, grant participations in or otherwise transfer any of its rights or obligations hereunder and under the other Loan Documents (a) to an Affiliate, but only to an Affiliate, of the Lender without the consent of the Borrower and (b) to a non-affiliate of the Lender with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed. After the occurrence of an Event of Default, the Lender may assign, grant participations in or otherwise transfer any of its rights or obligations hereunder and under the other Loan Documents to one or more third parties without the consent of the Borrower. As a condition to any permitted assignment by the Lender hereunder, the assignee shall be required to execute and deliver to the Borrower a confidentiality agreement in form and substance reasonably acceptable to the Borrower (it being agreed and understood that a confidentiality agreement in substantially the same form as previously entered into by the Borrower with an

Affiliate of the Lender is acceptable to the Borrower). The Borrower agrees to promptly execute and deliver to the Lender any and all amendments, agreements, notes and/or documents in connection with any such permitted assignment, participation or other transfer as requested by the Lender, including, without limitation, amended and restated loan documents to reflect a syndicated credit facility. Any transferee or assignee permitted hereunder shall deliver to the Borrower the documents and certifications required to be provided by a Lender under Section 3.01(e). Notwithstanding anything herein to the contrary, no transferee or assignee shall be entitled to any greater increased payments under Section 3.01 than that which the transferor Lender was otherwise entitled.
     9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     9.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     9.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

     9.11. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of the Loan, and shall continue in full force and effect, as of the time made, as long as the Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
     9.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     9.13. Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY

COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW
     9.14. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     9.15. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     9.16. USA PATRIOT Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lender to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
     9.17. Time of the Essence. Time is of the essence of the Loan Documents.

     9.18. ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HARVEST NATURAL RESOURCES, INC.
By:	/s/ James A. Edmiston
	Name:	James A. Edmiston
	Title:	President and Chief Executive Officer

MSD ENERGY INVESTMENTS PRIVATE II, LLC
By:	/s/ Marcello Liguori
	Name:	Marcello Liguori
	Title:	Vice President

EXHIBIT A
FORM OF TERM NOTE

$60,000,000	October 28, 2010
     FOR VALUE RECEIVED, the undersigned HARVEST NATURAL RESOURCES, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of MSD ENERGY INVESTMENTS PRIVATE II, LLC (the “Lender”) at the Lender’s office at 645 Fifth Avenue, 21st Floor, New York, New York 10022:
     (a) prior to or on the Maturity Date the principal amount of Sixty Million and 00/100 Dollars ($60,000,000), evidencing the Loan made by the Lender to the Borrower pursuant to the Credit Agreement dated of even date herewith (as amended and in effect from time to time, the “Credit Agreement”), between the Borrower and the Lender;
     (b) the principal outstanding hereunder from time to time at the times provided in the Credit Agreement; and
     (c) interest from the date hereof on the principal amount from time to time outstanding to and including the maturity hereof at the rates and terms and in all cases in accordance with the terms of the Credit Agreement.
     This Term Note evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement. The Lender and any holder hereof is entitled to the benefits of the Credit Agreement and the other Loan Documents, and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Term Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.
     The Borrower irrevocably authorizes the Lender to make or cause to be made, at the time of receipt of any payment of principal of this Term Note, an appropriate notation on the grid attached to this Term Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the receipt of such payment. The outstanding amount of the Loan set forth on the grid attached to this Term Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Lender with respect to the Loan shall be, absent manifest error, prima facie evidence of the principal amount of the Loan owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Credit Agreement to make payments of principal of and interest on this Term Note when due.
     The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Term Note on the terms and conditions specified in the Credit Agreement.

Exhibit A - 1

     If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Term Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.
     No delay or omission on the part of the Lender or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Lender or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any future occasion.
     The Borrower and every endorser and guarantor of this Term Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Term Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.
     THIS TERM NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. THE BORROWER AGREES THAT, AS MORE FULLY SET FORTH IN § 9.12(b) OF THE CREDIT AGREEMENT, ANY ACTION OR PROCEEDING FOR THE ENFORCEMENT OF THIS TERM NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SCHEDULE 9.02 OF THE CREDIT AGREEMENT. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT AS MORE FULLY SET FORTH IN § 9.12(c) OF THE CREDIT AGREEMENT.
     THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS TERM NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER OR ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER OR SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS TERM NOTE AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

Exhibit A - 2

     IN WITNESS WHEREOF, the undersigned has caused this Term Note to be signed by its duly authorized officer as of the day and year first above written.

HARVEST NATURAL RESOURCES, INC.
By:
Name:
Title:

Exhibit A - 3

	Amount of	Balance of
	Principal Paid	Principal	Notation
Date	or Prepaid	Unpaid	Made By:

Exhibit A - 4

EXHIBIT B
FORM OF GUARANTY
     GUARANTY, dated as of October 28, 2010 (this “Guaranty”), by Harvest US Holdings, Inc., a Delaware corporation (“Harvest US Holdings”), Harvest Natural Resources, Inc. (UK), a Delaware corporation (“HNR UK”), and Harvest Offshore China Company, a Colorado corporation (“Harvest Offshore”, and together with Harvest US Holdings and HNR UK, each individually, a “Guarantor”, and collectively, the “Guarantors”), in favor of MSD Energy Investments Private II, LLC, a Delaware limited liability company (the “Lender”).
     WHEREAS, Harvest Natural Resources, Inc., a Delaware corporation (the “Borrower”), has entered into that certain Credit Agreement dated as of the date hereof (as amended and in effect from time to time, the “Credit Agreement”), with the Lender, pursuant to which the Lender, subject to the terms and conditions contained therein, is to provide the Borrower with the term loan facility as provided for therein;
     WHEREAS, the Borrower and the Guarantors are members of a group of related entities, the success of any one of which is dependent in part on the success of the other members of such group;
     WHEREAS, the Guarantors expect to receive substantial direct and indirect benefits from the extensions of credit to the Borrower by the Lender pursuant to the Credit Agreement (which benefits are hereby acknowledged);
     WHEREAS, it is a condition precedent to the Lender’s making any loan or otherwise extending credit to the Borrower under the Credit Agreement that the Guarantors execute and deliver to the Lender a guaranty substantially in the form hereof; and
     WHEREAS, the Guarantors wish to guaranty the Borrower’s obligations to the Lender under or in respect of the Credit Agreement as provided herein.
     NOW, THEREFORE, each Guarantor hereby agrees with the Lender as follows:
     1. Definitions. The term “Obligations” and all other capitalized terms used herein without definition shall have the respective meanings provided therefor in the Credit Agreement.
     2. Guaranty of Payment and Performance. Each Guarantor hereby jointly and severally guarantees to the Lender the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the Obligations including all such Obligations which would become due but for the operation of the automatic stay pursuant to §362(a) of the Federal Bankruptcy Code and the operation of §§502(b) and 506(b) of the Federal Bankruptcy Code. This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that the Lender first attempt to collect any of the Obligations from the Borrower or

Exhibit B - 1

any other guarantor or resort to any collateral security, guarantee of the Obligations or other means of obtaining payment. Should the Borrower default in the payment or performance of any of the Obligations, the obligations of each Guarantor hereunder with respect to such Obligations in default shall become immediately due and payable to the Lender, without demand or notice of any nature, all of which are expressly waived by each Guarantor. Payments by the Guarantors hereunder may be required by the Lender on any number of occasions. All payments by the Guarantors hereunder shall be made to the Lender, in the manner and at the place of payment specified therefor in the Credit Agreement.
     3. Guarantors’ Agreement to Pay Enforcement Costs, etc. Each Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to the Lender, on demand, all costs and expenses (including court costs, legal expenses and costs and expenses incurred during any workout, litigation, restructuring or negotiations in respect of the Obligations) incurred or expended by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender) in connection with the Obligations, this Guaranty and the enforcement thereof, together with interest on amounts recoverable under this §3 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in the Credit Agreement, provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.
     4. Waivers by Guarantor; Lender’s Freedom to Act. Each Guarantor agrees that the Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lender with respect thereto. Each Guarantor waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Borrower or any other entity or other person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Without limiting the generality of the foregoing, each Guarantor agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Obligation and agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Lender to assert any claim or demand or to enforce any right or remedy against the Borrower or any other entity or other person primarily or secondarily liable with respect to any of the Obligations; (ii) any extensions, compromise, refinancing, consolidation or renewals of any Obligation; (iii) any change in the time, place or manner of payment of any of the Obligations or any rescissions, waivers, compromise, refinancing, consolidation, amendments or modifications of any of the terms or provisions of the Credit Agreement, the Notes, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (iv) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Obligation, (v) the adequacy of any rights which the Lender may have against any collateral security or other means of obtaining repayment of any of the Obligations; (vi) the impairment of any collateral securing any of the Obligations, including without limitation the failure to perfect or preserve any rights which the Lender might have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral

Exhibit B - 2

security; or (vii) any other act or omission which might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a release or discharge of such Guarantor, all of which may be done without notice to the Guarantors. To the fullest extent permitted by law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of (A) any “one action” or “anti-deficiency” law which would otherwise prevent the Lender from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against such Guarantor before or after the Lender’s commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (B) any other law which in any other way would otherwise require any election of remedies by the Lender. To the extent that it lawfully may, each Guarantor hereby agrees that it will not invoke any law (other than the applicable statute of limitations) which might cause delay in or impede the enforcement of the rights and remedies of the Lender under this Guaranty, and to the fullest extent it lawfully may, such Guarantor hereby irrevocably waives the benefits of all such laws. In addition, and notwithstanding anything to the contrary contained herein, the Lender shall have the right, at any time, to name any Guarantor as a party defendant in any foreclosure action(s) it or its assignee may commence to foreclose upon any and all collateral of the Borrower or any other guarantor which secures the Obligations.
     5. Unenforceability of Obligations Against Borrower or Other Guarantors. If for any reason the Borrower or any other guarantor has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from the Borrower or any other guarantor by reason of the Borrower’s or such other guarantor’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this Guaranty shall nevertheless be binding on each Guarantor, to the same extent as if such Guarantor at all times had been the principal obligor on all such Obligations. In the event that acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, or for any other reason, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, the Notes, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by the Guarantor.
     6. Subrogation; Subordination.
     6.1. Waiver of Rights Against Borrower. Until the final payment and performance in full of all of the Obligations and any and all other obligations of the Borrower to the Lender or any affiliate of the Lender, no Guarantor shall exercise any rights against the Borrower or any other guarantor of the Obligations arising as a result of payment by any Guarantor hereunder (or any other guarantor), by way of subrogation, reimbursement, restitution, contribution or otherwise, and no Guarantor will prove any claim in competition with the Lender or such affiliate in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; no Guarantor will claim any setoff, recoupment or counterclaim against the Borrower in respect of any liability of any Guarantor to the Borrower; and each Guarantor waives any benefit of and any right to participate in any collateral security which may be held by the Lender or such affiliate.

Exhibit B - 3

     6.2. Subordination to Lender. The payment of any amounts due with respect to any indebtedness of the Borrower or any other guarantor of the Obligations now or hereafter owed to the Guarantor is hereby subordinated to the prior payment in full of all of the Obligations and any and all other obligations of the Borrower or any other guarantor of the Obligations to the Lender or any affiliate of the Lender. Each Guarantor agrees that, after the occurrence of any default in the payment or performance of any of the Obligations, such Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Borrower or any other guarantor of the Obligations to such Guarantor until all of the Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, the Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Guarantor as trustee for the Lender and be paid over to the Lender on account of the Obligations without affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.
     6.3. Subordination of Obligations. Each Guarantor covenants and agrees, and the Lender, by its acceptance of this Guaranty likewise covenants and agrees, that payment of the Obligations by any of the Guarantors arising under this Guaranty shall be subordinated to the Indebtedness of Subsidiaries permitted under Section 7.02(j) and Section 7.02(n) of the Credit Agreement, such subordination arrangements to be on terms and conditions reasonably satisfactory to the Lender.
     6.4. Provisions Supplemental. The provisions of this §6 shall be supplemental to and not in derogation of any rights and remedies of the Lender or any affiliate of the Lender under any separate subordination agreement which the Lender or such affiliate may at any time and from time to time enter into with any Guarantor.
     7. Security; Setoff. Each Guarantor grants to the Lender, as security for the full and punctual payment and performance of all of such Guarantor’s obligations hereunder, a continuing lien on and security interest in all securities or other property belonging to such Guarantor now or hereafter held by the Lender and in all deposits (general or special, time or demand, provisional or final) and other sums credited by or due from the Lender to such Guarantor or subject to withdrawal by such Guarantor. Regardless of the adequacy of any collateral security or other means of obtaining payment of any of the Obligations, the Lender is hereby authorized at any time and from time to time, without notice to such Guarantor (any such notice being expressly waived by such Guarantor) and to the fullest extent permitted by law, to set off and apply such deposits and other sums against the obligations of such Guarantor under this Guaranty, whether or not the Lender shall have made any demand under this Guaranty and although such obligations may be contingent or unmatured.
     8. Further Assurances. Each Guarantor agrees that it will from time to time, at the request of the Lender, provide to the Lender such Guarantor’s most recent audited and unaudited balance sheets and related statements of income and changes in financial condition and such other information relating to the business and affairs of such Guarantor as the Lender may reasonably request. Each Guarantor also agrees to do all such things and execute all such documents as the Lender may consider necessary or desirable to give full effect to this Guaranty and to perfect and preserve the rights and powers of the Lender hereunder. Each Guarantor

Exhibit B - 4

acknowledges and confirms that such Guarantor itself has established its own adequate means of obtaining from the Borrower on a continuing basis all information desired by such Guarantor concerning the financial condition of the Borrower and that such Guarantor will look to the Borrower and not to the Lender in order for such Guarantor to keep adequately informed of changes in the Borrower’s financial condition.
     9. Termination; Reinstatement. Upon final payment and performance in full in cash of the Obligations (other than inchoate indemnification liabilities arising under the Loan Documents) and termination of all lending and other credit commitments of the Lender and its affiliates in respect thereof, this Guaranty shall terminate. Such termination shall not affect any rights of the Lender or of any affiliate of the Lender hereunder (including without limitation the rights set forth in §§4 and 6) with respect to any Obligations incurred or accrued prior to the receipt of such notice or any Obligations incurred or accrued pursuant to any contract or commitment in existence prior to such receipt. Notwithstanding the foregoing, this Guaranty shall continue to be effective or be reinstated if at any time any payment made or value received with respect to any Obligation is rescinded or must otherwise be returned by the Lender upon the insolvency, bankruptcy or reorganization of the Borrower, or otherwise, all as though such payment had not been made or value received.
     10. Successors and Assigns. This Guaranty shall be binding upon each Guarantor, its successors and assigns, and shall inure to the benefit of and be enforceable by the Lender and its successors, transferees and assigns. Without limiting the generality of the foregoing sentence, the Lender may assign or otherwise transfer the Credit Agreement, the Notes, the other Loan Documents or any other agreement or note held by it evidencing, securing or otherwise executed in connection with the Obligations, or sell participations in any interest therein, to any other entity or other person, and such other entity or other person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to the Lender herein. No Guarantor may assign its rights hereunder.
     11. Amendments and Waivers. No amendment or waiver of any provision of this Guaranty nor consent to any departure by any Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Lender. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.
     12. Notices.
     12.1. Notices Generally. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows: if to any Guarantor, at the address or telecopier number set forth beneath its signature hereto, and if to the Lender, at the address for notices to the Lender set forth in Schedule 9.02 of the Credit Agreement.

Exhibit B - 5

     Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).
     12.2. Change of Address. Each Guarantor and the Lender may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
     12.3. Reliance by Lender. The Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Guarantor even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Guarantor shall indemnify the Lender and the Related Parties (as defined in the Credit Agreement) of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such Guarantor.
     13. Governing Law. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     14. Submission to Jurisdiction. EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH GUARANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST ANY GUARANTOR OR ANY OTHER LOAN PARTY (AS DEFINED IN THE CREDIT AGREEMENT) OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     15. Waiver of Venue. EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO

Exhibit B - 6

THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN §14. EACH GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     16. Service of Process. EACH GUARANTOR IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN §12. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF THE LENDER OR ANY GUARANTOR TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     17. Waiver of Jury Trial. EACH GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EXCEPT AS PROHIBITED BY LAW, EACH GUARANTOR HEREBY WAIVES ANY RIGHT WHICH IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH GUARANTOR (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER OR ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER OR SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS §17.
     18. Joint and Several Nature of Guaranty. Notwithstanding any term contained herein to the contrary, each of the obligations and liabilities of each of the Guarantors hereunder are expressly agreed to be joint and several.
     19. Contribution. To the extent any Guarantor makes a payment hereunder in excess of the aggregate amount of the benefit received by such Guarantor in respect of the extensions of credit under the Credit Agreement (the “Benefit Amount”), then such Guarantor, after the payment in full, in cash, of all of the Obligations, shall be entitled to recover from each other guarantor of the Obligations such excess payment, pro rata, in accordance with the ratio of the Benefit Amount received by each such other guarantor to the total Benefit Amount received by all guarantors of the Obligations, and the right to such recovery shall be deemed to be an asset and property of such Guarantor so funding; provided, that all such rights to recovery shall be subordinated and junior in right of payment to the final and undefeasible payment in full in cash of all of the Obligations.

Exhibit B - 7

     20. Miscellaneous. This Guaranty constitutes the entire agreement of each Guarantor with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Guaranty shall be in addition to any other guaranty of or collateral security for any of the Obligations. The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural forms of the terms defined.
[Remainder of page intentionally left blank.]

Exhibit B - 8

     IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

HARVEST (US) HOLDINGS, INC.
By:
	Name:	Stephen C. Haynes
	Title:	Vice President and Chief Financial Officer

	Address:	1177 Enclave Parkway, Suite 300 Houston, TX 77077

HARVEST NATURAL RESOURCES, INC. (UK)
By:
	Name:	Stephen C. Haynes
	Title:	Vice President and Chief Financial Officer

	Address:	First Floor, Talbot House 17 Church Street Rickmansworth Hertfordshire WD3 1DE United Kingdom

HARVEST OFFSHORE CHINA COMPANY
By:
	Name:	Stephen C. Haynes
	Title:	Vice President and Chief Financial Officer

	Address:	1177 Enclave Parkway, Suite 300 Houston, TX 77077

Exhibit B - 9

SCHEDULE 5.03
CERTAIN AUTHORIZATIONS
None.
Schedule 5.03

SCHEDULE 5.06
LITIGATION
None.
Schedule 5.06

SCHEDULE 5.08(b)
EXISTING LIENS
•	Joint Exploration and Development Agreement dated October 24, 2007, by and between Branta Exploration & Production, L.P. (“Branta”) and Harvest (US) Holdings, Inc. (“Harvest US”) on the Antelope Prospect. The Agreement and four related Joint Operating Agreements between the parties each contains mutual rights of first offer with respect to the sale of either party’s rights or interests.
•	Pursuant to each Joint Operating Agreement between Harvest US and Branta, each party has granted to the other a lien and security interest to secure payment of the grantor’s share of costs when due.
•	Petroleum Contract dated May 8, 1992 by and between China National Offshore Oil Corporation (“CNOOC”) and Harvest Offshore China Corporation (formerly Crestone Energy Corporation) (“Harvest China”) for the Contract Area WAB-21 in the South China Sea of China. Assignment of the Contract by Harvest China requires CNOOC’s consent.
•	Exploration and Production Sharing Agreement dated April 11, 2009, by and between the Government of the Sultanate of Oman (“Government”) and Harvest Oman, B.V. (“Harvest”) and Oman Oil Company. Assignment of the Agreement requires Government approval.
•	Joint Operating Agreement for the Dussafu Block, Offshore Gabon. The Agreement contains consent requirements and mutual rights of first offer with respect to the sale of either party’s interest.
•	Production Sharing Contract and Joint Operating Agreement with respect to Budong-Budong Block, West Sulawesi Area. Transfers of interest require the consent of each party and BPMIGAS.
•	Contract for Conversion to a Mixed Company between Corporation Venezolana Del Petroleo, S.A., Harvest-Vinccler, S.C.A. and HNR Finance B.V. (“HNR Finance”) signed on

Schedule 5.08(b)-1

September 11, 2007. The transfer of Petrodelta shares by HNR Finance is subject to a right of first refusal.
•	Participation Agreement dated March 28, 2008, by and between Harvest (US) Holdings, Inc. and Legends II LLC for West Bay. A transfer of interest requires the consent of the non-transferring party.
•	Operating Agreement dated September 18, 2009, by and between Newfield Production Company, as Operator, and Harvest (US) Holdings, Inc. and Branta Exploration & Production LLC, as Non-Operator. Each party has granted to the others a lien and security interest to secure payment of the grantor’s share of costs when due.
•	The assignment of certain oil and gas leases held by Harvest (US) Holdings, Inc. requires the consent of the lessor.

Schedule 5.08(b)-2

SCHEDULE 5.08(d)
EXISTING INVESTMENTS
•	Fusion Geophysical, L.L.C. — Harvest (US) Holdings, Inc. owns a 49% interest in Fusion Geophysical, L.L.C.
•	Petrodelta, S.A. — Harvest Natural Resources, Inc. indirectly owns an 80 percent interest in HNR Finance BV. HNR Finance BV has a 40 percent ownership interest in Petrodelta, S.A. Harvest Natural Resources, Inc. indirectly owns a net 32 percent interest in Petrodelta, S.A.
•	On April 9, 2009, Harvest Natural Resources, Inc. entered into a service agreement with Fusion Petroleum Technologies Inc. whereby Harvest prepaid $1.5 million for certain services. As of September 30, 2010, the balance under the service agreement was approximately $500,000.
Schedule 5.08(d)

SCHEDULE 5.09
ENVIRONMENTAL MATTERS
None.
Schedule 5.09

SCHEDULE 5.13
Part (a)
SUBSIDIARIES

Subsidiaries of Borrower	Percent owned
HNR Energia B.V. (Netherlands Antilles)	100%
HNR Sukuk Partner B.V. (Netherlands)	100%
Harvest Holding LLC (Delaware)	100%
Harvest Natural Resources Malta Limited (Malta)	100%
Harvest Cayman Holding Ltd. (Cayman Islands, BWI)	100%
Harvest Natural Resources Finance Malta Limited (Malta)	100%
Harvest Natural Resources Holding Malta Limited (Malta)	100%
Harvest-Vinccler Dutch Holding B.V. (Netherlands)	80%
HNR Finance B.V. (Netherlands)	80%
Harvest Vinccler Ltd. (Cayman)	80%
Harvest Vinccler, S.C.A. (Venezuela)	80%
HNR Global Holding B.V. (Netherlands)	100%
HNR International B.V. (Netherlands)	100%
Harvest Senami Behar B.V. (Netherlands)	100%
Harvest Budong-Budong B.V. (Netherlands)	100%
Harvest Oman B.V. (Netherlands)	100%
Harvest Far East Pte. Ltd. (Singapore)	100%
Harvest Dussafu B.V. (Netherlands)	100%
Harvest Natural Resources, Inc. (UK) (Delaware)	100%
Harvest (US) Holdings, Inc. (Delaware)	100%
Benton Oil and Gas Company of Venezuela (BVI)	100%
Harvest Offshore China Company (Colorado)	100%

Subsidiaries of Harvest (US) Holdings, Inc.

Harvest Offshore China Company (Colorado)	100%

Subsidiaries of Harvest Natural Resources, Inc. (UK)

None

Subsidiaries of Harvest Offshore China Company

None
Schedule 5.13 — Part (a)

SCHEDULE 5.13
Part (b)
SUBSIDIARIES AND OTHER EQUITY INVESTMENTS; LOAN PARTIES
•	Fusion Geophysical, L.L.C. — Harvest (US) Holdings, Inc. owns a 49% interest in Fusion Geophysical, L.L.C.
•	Petrodelta, S.A. — Harvest Natural Resources, Inc. indirectly owns an 80 percent interest in HNR Finance BV. HNR Finance BV has a 40 percent ownership interest in Petrodelta, S.A. Harvest Natural Resources, Inc. indirectly owns a net 32 percent interest in Petrodelta, S.A.

Schedule 5.13 — Part (b)

SCHEDULE 5.13
Part (d)
SUBSIDIARIES AND OTHER EQUITY INVESTMENTS; LOAN PARTIES
Harvest Natural Resources, Inc., a Delaware corporation
1177 Enclave Parkway, Suite 300
Houston, TX 77077
U.S. TAX ID#: 77-0196707
Harvest (US) Holdings, Inc., a Delaware corporation
1177 Enclave Parkway, Suite 300
Houston, TX 77077
U.S. TAX ID#: 77-0451721
Harvest Offshore China Company, a Colorado corporation
1177 Enclave Parkway, Suite 300
Houston, TX 77077
U.S. TAX ID#: 84-0847015
Harvest Natural Resources, Inc. (UK), a Delaware corporation
Regus Rickmansworth Cardinal Point
Park Road
Rickmansworth, Herts
United Kingdom WD3 1RE
U.S. TAX ID#: 03-0589773
Schedule 5.13 — Part (d)

SCHEDULE 6.12
GUARANTORS
•	Harvest Natural Resources, Inc. (UK), a Delaware corporation
•	Harvest Offshore China Company, a Colorado corporation
•	Harvest (US) Holdings, Inc., a Delaware corporation
Schedule 6.12

SCHEDULE 7.02
EXISTING INDEBTEDNESS
Guarantee dated December 27, by Harvest Natural Resources Inc. guaranteeing farm-in obligations of Harvest Budong-Budong B.V. (“Harvest Budong”) under the Farmout Agreement dated December 22, 2007 between Tately Budong-Budong N.V. and Harvest Budong.
Letter of Credit dated February 24, 2010 issued by JPMorgan Chase Bank, N.A. for the account of Harvest Far East Pte. Ltd. in the face amount of $1,000,000 in connection with a joint study for Binjai, North Sumatra.
Schedule 7.02

SCHEDULE 7.09
BURDENSOME AGREEMENTS
See Schedule 5.08(b).
Schedule 7.09

SCHEDULE 9.02
LENDER’S OFFICE, CERTAIN ADDRESSES FOR NOTICES
Borrower:
Harvest Natural Resources, Inc.
1177 Enclave Parkway, Suite 300
Houston, TX 77077
Attention: General Counsel
Ph: 281-899-5700
Fax: 281-899-5702
With a copy to:
Fulbright & Jaworski LLP
2200 Sul Ross Avenue, Suite 2800
Dallas, TX 75201
Attention: Harva Dockery
Ph: 214-855-8369
Fax: 214-855-8200
Lender:
MSD Energy Investments Private II, LLC
645 Fifth Avenue, 21st Floor
New York, NY 10022
Attention: General Counsel
Ph: 212-303-1650
Fax: 212-303-1772
Schedule 9.02